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Exhibit 99

HARVEY ENTERTAINMENT ANNOUNCES
SHAREHOLDER APPROVAL OF CLASSIC CHARACTER SALE
TO CLASSIC MEDIA, LLC.

Company To Change Corporate Name To
"Sunland Entertainment Co., Inc."

    (Los Angeles, Ca.—June 14, 2001)—The Harvey Entertainment Company (OTC: HRVY) today announced that the Company has received shareholder approval for the previously announced sale of Harvey's classic cartoon characters and substantially all assets, contracts, and accounts receivable associated therewith, in exchange for approximately $17,000,000 and the assumption of certain liabilities, to Classic Media, LLC. The Company expects the sale to close on or about June 20, 2001.

    Shareholders approved a corporate name change from "The Harvey Entertainment Company" to "Sunland Entertainment Co., Inc."; approved the election of five directors to its Board of Directors; and ratified the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. The five nominees elected to Harvey's Board of Directors are Roger A. Burlage, Gary M. Gray, Michael S. Doherty, Paul Guez and William Dallas.

    The Harvey Entertainment Company is a diversified entertainment company engaged in the management and exploitation of branded characters through merchandising, licensing and all entertainment media. Harvey has an entertainment library consisting of over 150 motion pictures and 60 television episodes. Through its PM Subsidiary, Harvey is involved in the production and distribution of motion pictures and television. The Harvey Classic Character brands include hundred of characters such as Casper, the Friendly Ghost; Hot Stuff; Bunny; Richie Rich; Wendy the Witch; Herman and Katnip; The Ghostly Trio and many others.

CONTACT:
Company	Media
Caroline Stewart	David Bowers
Chief Financial Officer	The Bowers Group
310-444-4100	323-650-9643

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HARVEY ENTERTAINMENT ANNOUNCES SHAREHOLDER APPROVAL OF CLASSIC CHARACTER SALE TO CLASSIC MEDIA, LLC.